Exhibit 99.1

Harris Corporation First Quarter Income Climbs 57% on Revenue Growth of 22%;
Company Increases Earnings Guidance for Fiscal Year 2005

MELBOURNE, Florida, October 20, 2004 – Harris Corporation (NYSE:HRS) announced strong fiscal 2005 first quarter results, driven by both the continuing momentum in its government businesses and improved profitability in its commercial businesses. Revenue in the first quarter of fiscal 2005 increased 22 percent to $669 million; income from continuing operations increased 57 percent to $40 million; and diluted earnings per share increased 53 percent to $.58, compared to the prior-year quarter. The company also raised its fiscal year 2005 earnings guidance from $2.25 – $2.35 per diluted share to a range of $2.60 – $2.70 per diluted share. The revised guidance includes expected accretion of $.12 per diluted share from the previously announced acquisition of Encoda Systems Holdings, Inc. It excludes the impact of in-process R&D write-offs and one-time integration costs associated with the acquisition estimated at $6 – $10 million, or $.06 – $.10 per diluted share.

“All four of our businesses had revenue and income growth in the quarter,” said Howard L. Lance, chairman, president and chief executive officer. “Our strategy is clearly working. We are driving growth by expanding core markets, winning important new programs and new orders that broaden our customer base, and implementing our acquisition strategy. The focus on costs and margins in our commercial businesses is beginning to flow through to bottom-line results. And, our Broadcast and Microwave businesses are moving in a positive direction. We believe that new products and renewed customer and operations focus will contribute to continued momentum.”

Government Communications Systems

“The Government Communications Systems segment turned in outstanding results again this quarter,” Lance said. “Equally important, the segment was awarded five new multi-year contracts that have significantly increased total backlog.” Segment revenue in the first quarter was $432.2 million, a 29 percent increase compared to the prior-year quarter. Operating income increased 41 percent to $45.1 million. Total backlog increased to a record $4.8 billion. Improved results were driven by growth across all government markets served by the segment. Major contributors to growth included several classified programs, the FAA Telecommunications Infrastructure (FTI) program, the Iraqi Media Network (IMN) program, the Advanced Extremely High Frequency

(AEHF) terminals program for the U.S. Navy, and the MAF/Tiger database modernization program for the U.S. Census Bureau. First quarter results also benefited from the recent acquisition of the Orkand Corporation, a leading provider of technical services and information technology for U.S. government agencies.

During the quarter, Harris was selected by the U.S. National Reconnaissance Office for a potential $1 billion, 10-year contract (Patriot program) to provide operations, maintenance and support services for the agency’s global communications and information systems. The company was also selected for a $10 million, one-year design and analysis phase of the Electronic Record Archives (ERA) program by the U.S. National Archives and Records Administration, a new customer. Harris is leading one of two teams competing for the eight-year contract with a potential value of $400 million.

Harris was also awarded contracts on two next-generation aerial surveillance platforms—the Battle Management Command and Control (BMC2) portion for the U.S. Air Force E-10A aircraft, and the U.S. Army’s Aerial Common Sensor (ACS) aircraft. As part of the ACS program, Harris was awarded a $75 million, three-year, communications integration contract with a large follow-on potential over the next 10 to 20 years.

And in September, Harris was awarded a $275 million contract by the Federal Aviation Administration (FAA) to add mission support services into the FAA Telecommunications Infrastructure (FTI) program scope. Total estimated value of the FTI program for Harris is now $2.2 billion through 2017.

RF Communications

“The RF Communications segment had strong growth as a result of continuing demand for its Falcon® II tactical radios, by both U.S. and allied military forces,” Lance said. “The Harris Falcon II continues to be the radio of choice for secure, interoperable, and reliable communications on the battlefield.” Segment revenue in the first quarter of fiscal 2005 was $113.3 million, representing a 27 percent increase compared to the prior-year quarter. Operating income increased 26 percent to $31.5 million.

During the quarter, a Boeing-led team that includes Harris’ RF Communications segment was awarded a $54.6 million contract for the Joint Tactical Radio System- Airborne, Maritime/Fixed-Station (JTRS- AMF) program for the Department of Defense. The initial

15-month contract is for pre-system development and demonstrations. Total value to the winning team is expected to be more than $2 billion. Other significant orders in the quarter included Falcon II radios for the U.S. Army, U.S. Army Reserve, and for Denmark, Estonia, Sweden, Azerbaijan, and new customers in several African nations.

During the quarter, the U.S. Department of Defense also announced that it has agreed to sell Harris Falcon II radios to Pakistan, through its Foreign Military Sales (FMS) program, to help improve its ability to gather intelligence and improve security along its borders. Following final approval by the Pakistani government, Harris expects to receive an order with a total value of approximately $65 million.

Microwave Communications

The Microwave Communications segment was profitable in the quarter, due in great part to cost-reduction actions taken in the prior year. Shipments of TRuepoint™, a new family of microwave radios, also contributed to improved profitability. First quarter revenue in the segment was $69.4 million, and operating profit was $.9 million.

“We have taken significant costs out of our Microwave business,” Lance said. “Gross margins are improving and operating expenses are lower. The roll-out of our new TRuepoint family of products continues on schedule, with over $9 million in new orders booked during the quarter, primarily from international customers. During the quarter, we released additional capacities and feature sets for radios in the 6, 7, and 8 GHz frequencies. The sales funnel for the second quarter is strong, and we fully expect to meet our target of $30 million in TRuepoint sales in fiscal 2005.”

In North America, the sales funnel for public and private networks continued to be rich with opportunities. Funding for network upgrades and expansions continues to be available at the state, local and federal level, including from the Department of Homeland Security. Significant private network orders in the quarter included the U.S. Army, Delaware County, Ohio, and for public utilities in Louisiana and New Jersey.

Broadcast Communications

“In our Broadcast Communications business, revenue increased in our networking and radio systems product lines,” Lance said. “More specifically, drivers included sales of studio equipment, transmitters, and networking equipment to the Iraqi Media Network, and the sale of HD radio transmitters in the U.S. The restructuring in Europe and reorganization in North America is behind us. We have a management team clearly focused on driving growth and improving profitability.” Revenue in the segment was $67.4 million, a 15 percent increase compared to the prior-year quarter. Operating income rose to $2.3 million.

During the quarter, the company received new international digital TV transmitter orders in Australia, Bulgaria, and China. Digital radio contracts included equipment for Cox Communications and several National Public Radio member stations. To help advance the transition to HD Radio, Harris is working with the nation’s largest broadcasters, including Clear Channel Radio, to demonstrate the benefits of digital radio technology. At the recent National Association of Broadcasters Radio trade show, Harris demonstrated its proprietary Split-Level™ combining method that integrates the signal from an existing FM analog transmitter with a new FM-HD Radio transmitter. This technology represents a more cost-effective path to HD radio implementation.

Following the close of the quarter, Harris signed a definitive agreement to acquire Encoda Systems, a leading global supplier of software and services solutions for the broadcast and media industry. Encoda’s end-to-end workflow solutions include traffic and billing, and program-scheduling systems that are the broadcast industry standards, and automation and media asset management solutions that are complementary to Harris’ existing automation business. The transaction is expected to close in early November.

“Encoda represents an outstanding strategic fit with Harris’ industry-leading Broadcast Communications business,” said Lance. “Its enterprise software solutions significantly expand our software offering and give Harris market reach beyond our existing customer base into cable and satellite markets.”

Financial Position

The company’s financial position and level of liquidity continues to be very strong. Cash flow from operations in the first quarter was $5 million, well below the year-ago quarter, primarily due to the timing of several cash items. Cash flow was reduced by approximately $50 million from payments related to compensation and retirement benefits that occurred in the first quarter, whereas the same items occurred in the second quarter in fiscal 2004. In addition, operations provided approximately $27 million less of advance payments and unearned income, compared to the prior-year quarter. Harris continues to expect cash flow from operations for the fiscal year to be in the range of $200 – $250 million. Cash and cash equivalents on hand at the end of the quarter were $548 million.

Outlook

“All four of our operating segments are off to a good start in fiscal 2005,” Lance said. “Strong momentum continues in our two government businesses, with key program wins and new orders setting the stage for continued growth above the market. Our commercial businesses are making good progress in reducing expenses and improving product gross margins. New products, such as the TRuepoint microwave radio are expected to expand revenue in international markets and contribute to higher margins. And the Encoda acquisition adds important breadth and scale to our broadcast software offerings and to our customer base worldwide. We believe that our revised fiscal 2005 earnings guidance fully reflects the expected contribution of all of these factors.”

Harris will host a conference call today at 5:00 p.m., Eastern Time, to discuss the above items. Interested individuals are invited to listen to the call by using a dial-in number: (719) 457-2637, access code: 801489. The conference call also will be broadcast live via the Internet at http://www.harris.com. A replay of the teleconference will be available beginning at 8:00 p.m., Eastern Time, and will run until midnight, Eastern Time, on Wednesday, October 27. To access the replay, please call (719) 457-0820, access code: 801489. A recording of the call will also be available on Harris’ website beginning at 7:00 p.m., Eastern Time on October 20.

Harris Corporation is an international communications technology company focused on providing assured communications™ products, systems and services for government and commercial customers. The company’s operating divisions serve markets for government communications, tactical radio, broadcast, and microwave systems. Harris provides systems and service to customers in more than 150 countries. Additional information about Harris Corporation is available at www.harris.com.

# # #

Non-GAAP Financial Measures

This press release and related tables contain non-GAAP financial measures within the meaning of Regulation G promulgated by the SEC, including fiscal 2005 guidance for income from continuing operations per diluted common share, adjusted to exclude the impact of in-process R&D write-offs and one-time integration costs associated with the acquisition of Encoda Systems Holdings, Inc.; and diluted earnings per share, excluding charges related to cost-reduction actions taken in the fourth quarter of fiscal 2004. A reconciliation of the difference between each non-GAAP financial measure, with the most directly comparable financial measure calculated in accordance with GAAP, is included in this release. Management of Harris believes that these non-GAAP financial measures provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionate positive or negative impact on results in any particular period. Management also believes that these non-GAAP measures enhance the ability of an investor to analyze Harris business trends and to better understand the Company’s performance. In addition, the Company may utilize non-GAAP financials to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

Forward-Looking Statement

Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this release include but are not limited to: earnings guidance for fiscal 2005, the anticipated timing of the closing of the Encoda acquisition and the impact of the acquisition on our fiscal 2005 earnings guidance for fiscal 2005, and the potential value of contract awards and potential contract awards. The Company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. The Company’s consolidated results and the forward-looking statements could be affected by many factors, including but not limited to: our participation in markets that are often subject to uncertain economic conditions which makes it difficult to estimate growth in our markets and, as a result, future income and expenditures; our dependence on the U.S. Government for a significant portion of our revenues, as the loss of this relationship or a shift in U.S. Government funding could have adverse consequences on our future business; potential changes in U.S. Government or customer priorities due to program reviews or revisions to strategic objectives, including termination of or potential failure to fund U.S. Government contracts; risks inherent with large long-term fixed price contracts, particularly the ability to contain cost overruns; the performance of critical subcontractors or suppliers; financial and government and regulatory risks relating to international sales and operations, including fluctuations in foreign currency exchange rates and the effectiveness of our currency hedging program; our ability to continue to develop new products that achieve market acceptance; the consequences of future geo-political events, which may affect adversely the markets in which we operate, our ability to insure against risks, our operations or our profitability; strategic acquisitions and the risks and uncertainties related thereto, including our ability to manage and integrate acquired businesses; potential claims that we are infringing the intellectual property rights of third parties; the successful resolution of patent infringement claims and the ultimate outcome of other contingencies, litigation and legal matters; customer credit risk; the fair values of our portfolio of passive investments, which values are subject to significant price volatility or erosion; risks inherent in developing new technologies; the potential impact of hurricanes on our operations in Florida and the potential impact of earthquakes on our operations is California; the ability to recruit and retain qualified personnel; and general economic conditions in the markets in which we operate. Further information relating to factors that may impact the Company’s results and forward-looking statements are disclosed in the Company’s filings with the SEC. Harris disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Media inquiries: Tom Hausman at 321-727-9131, or tom.hausman@harris.com

Investor relations inquiries: Pamela Padgett at 321-727-9383, or pamela.padgett@harris.com

For additional information, contact Harris Corporation at webmaster@harris.com.

Attachments: Six financial tables

Table 1
HARRIS CORPORATION
FY’05 First Quarter Summary
CONSOLIDATED STATEMENT OF INCOME

	Quarter Ended
	October 1,	September 26,
(in millions, except per share amounts)	2004	2003
Revenue from product sales and services	$669.4	$547.9

Cost of product sales and services	(504.1)	(413.7)
Engineering, selling and administrative expenses	(101.0)	(91.6)
Non-operating income (loss)	(1.7)	—
Interest income	2.3	1.3
Interest expense	(6.0)	(6.3)

Income from continuing operations before income taxes	58.9	37.6
Income taxes	(18.8)	(12.1)

Income from continuing operations	40.1	25.5
Discontinued operations, net of income taxes	—	0.5

Net income	$40.1	$26.0

Net Income Per Common Share
Basic
Continuing operations	$.60	$.38
Discontinued operations	—	.01

	$.60	$.39

Diluted
Continuing operations	$.58	$.38
Discontinued operations	—	.01

	$.58	$.39

Cash dividends paid per common share	$.12	$.10

Average basic shares outstanding	66.3	66.3
Average diluted shares outstanding	70.4	69.9

Table 2
HARRIS CORPORATION
FY’05 First Quarter Summary
BUSINESS SEGMENT INFORMATION

	Quarter Ended
	October 1,	September 26,
(in millions)	2004	2003
Revenue
Government Communications Systems	$432.2	$334.4
RF Communications	113.3	89.2
Microwave Communications	69.4	68.4
Broadcast Communications	67.4	58.4
Corporate eliminations	(12.9)	(2.5)

	$669.4	$547.9

Income From Continuing Operations Before Income Taxes
Segment Operating Income (Loss):
Government Communications Systems	$45.1	$31.9
RF Communications	31.5	25.0
Microwave Communications	0.9	(2.3)
Broadcast Communications	2.3	1.1
Headquarters expense	(13.8)	(12.5)
Corporate eliminations	(1.7)	(0.6)
Non-operating income	(1.7)	—
Net interest	(3.7)	(5.0)

	$58.9	$37.6

Table 3
HARRIS CORPORATION
FY’05 First Quarter Summary
CONSOLIDATED STATEMENT OF CASH FLOWS

	Quarter Ended
	October 1,	September 26,
(in millions)	2004	2003
Operating Activities
Net income	$40.1	$26.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12.6	13.4
Non-current deferred income tax	1.5	0.1
Loss (gain) on the sale of securities available-for-sale	0.1	(0.8)
(Increase) decrease in:
Accounts and notes receivable	7.6	(5.0)
Unbilled costs and inventories	(3.0)	18.7
Increase (decrease) in:
Accounts payable and accrued expenses	(59.1)	2.7
Advance payments and unearned income	(11.8)	14.8
Income taxes	11.3	12.2
Other	5.2	(0.6)

Net cash provided by operating activities	4.5	81.5

Investing Activities
Cash paid for acquisition of businesses	(63.6)	—
Additions of plant and equipment	(17.7)	(14.3)
Proceeds from the sale of securities available-for-sale	0.5	1.4

Net cash used in investing activities	(80.8)	(12.9)

Financing Activities
Proceeds from borrowings	6.7	0.3
Payment of borrowings	(10.6)	(1.7)
Proceeds from exercise of employee stock options	8.5	3.4
Cash dividends	(8.0)	(6.6)

Net cash used in financing activities	(3.4)	(4.6)

Effect of exchange rate changes on cash and cash equivalents	0.5	—

Net increase (decrease) in cash and cash equivalents	(79.2)	64.0

Cash and cash equivalents at the beginning of the year	627.5	442.6

Cash and cash equivalents at the end of the quarter	$548.3	$506.6

Table 4
HARRIS CORPORATION
FY’05 First Quarter Summary
CONDENSED CONSOLIDATED BALANCE SHEET

	October 1,	July 2,
(in millions)	2004	2004
Assets

Cash and cash equivalents	$548.3	$627.5
Marketable securities	14.5	16.1
Receivables	469.5	457.5
Unbilled costs and accrued earnings	103.4	111.1
Inventories	231.4	220.9
Current deferred income taxes	115.5	114.1
Income taxes receivable	—	6.6
Plant and equipment	290.4	283.3
Goodwill	278.4	223.3
Non-current notes receivable	16.3	18.1
Other assets	156.8	147.3

	$2,224.5	$2,225.8

Liabilities and Shareholders’ Equity

Short-term debt	$7.5	$9.9
Accounts payable and accrued expenses	361.3	403.8
Advance payments and unearned income	117.3	129.1
Income taxes payable	6.3	—
Non-current deferred income taxes	4.1	2.8
Long-term debt	401.4	401.4
Shareholders’ equity	1,326.6	1,278.8

	$2,224.5	$2,225.8

Table 5 HARRIS CORPORATION FY’05 First Quarter Summary Diluted Earnings Per Share Calculation

					Year	Quarter
	Quarters Ended				Ended	Ended
	Sept 26,	Jan 2,	Apr 2,	Jul 2,	Jul 2,	Oct 1,
(in millions, except per share amounts)	2003	2004	2004	2004	2004	2004
Income from continuing operations	$25.5	$31.7	$35.4	$33.1	$125.7	$40.1
Impact of convertible debentures	0.9	0.9	0.9	0.9	3.6	0.9

Income from continuing operations used in diluted share calculation (A)	$26.4	$32.6	$36.3	$34.0	$129.3	$41.0

Net income	$26.0	$33.1	$35.5	$38.2	$132.8	$40.1
Impact of convertible debentures	0.9	0.9	0.9	0.9	3.6	0.9

Net income used in diluted share calculation(B)	$26.9	$34.0	$36.4	$39.1	$136.4	$41.0

Basic shares outstanding	66.3	66.3	66.2	66.2	66.2	66.3
Impact of dilutive stock options	0.3	0.5	0.9	0.8	0.7	0.8
Impact of convertible debentures	3.3	3.3	3.3	3.3	3.3	3.3

Diluted shares outstanding(C)	69.9	70.1	70.4	70.3	70.2	70.4

Income from continuing operations per share diluted(A)/(C)	$.38	$.46	$.52	$.48	$1.84	$.58

Net income per share diluted (B)/(C)	$.39	$.48	$.52	$.55	$1.94	$.58

Note: Tables 5 and 6 reflect the calculation of earnings per share as if our convertible debentures were converted for all periods presented. Accordingly, the calculation above adds back the interest expense and debt issue cost amortization included in our income from continuing operations and net income for the numerator. The shares that would be issued upon conversion are added to the denominator.

Table 6 HARRIS CORPORATION FY’05 First Quarter Summary Reconciliation of Non-GAAP Diluted Earnings Per Share Calculation

					Year	Quarter
	Quarters Ended				Ended	Ended
	Sept 26,	Jan 2,	Apr 2,	Jul 2,	Jul 2,	Oct 1,
(in millions, except per share amounts)	2003	2004	2004	2004	2004	2004
Income from continuing operations	$25.5	$31.7	$35.4	$33.1	$125.7	$40.1
Impact of convertible debentures	0.9	0.9	0.9	0.9	3.6	0.9
Adjustment(1)	—	—	—	5.1	5.1	—

Income from continuing operations used in diluted share calculation (A)	$26.4	$32.6	$36.3	$39.1	$134.4	$41.0

Basic shares outstanding	66.3	66.3	66.2	66.2	66.2	66.3
Impact of dilutive stock options	0.3	0.5	0.9	0.8	0.7	0.8
Impact of convertible debentures	3.3	3.3	3.3	3.3	3.3	3.3

Diluted shares outstanding (B)	69.9	70.1	70.4	70.3	70.2	70.4

Income from continuing operations per share diluted (A)/(B)	$.38	$.46	$.52	$.56	$1.92	$.58

Note 1 – Adjustment for the year and quarter ended July 2, 2004 relate to severance, moving, and other costs associated with cost reduction actions aimed at reducing expenses in our Microwave Communications segment, including the consolidation of administrative and support functions at its Durham, North Carolina location and the production support of its TRuepointTM microwave radio family in its San Antonio, Texas manufacturing facility.